EXHIBIT 17.2

VIA EMAIL

February 25, 2025

To:

brooqLy, Inc

Present Board of Directors

brooqLy, Inc.

New Board of Directors

Re: Resignation of Helen V. Maridakis as Director and Chief Financial Officer of Brooqly, Inc.  (the “Company”).

Dear Current and Future Board Members:

I hereby submit my resignation as a Board Director and Chief Financial Officer of Brooqly, Inc. effective as of February 26, 2025. My decision to resign is pursuant to and in connection with the attached Securities Purchase Agreement. The resignation is not due to any disagreement with the Company’s operations, policies, or practices. I want to express my gratitude for the opportunity to serve Brooqly  and to work alongside a dedicated team. I remain confident in the Company’s leadership and future success.

Kindly, file a Form 8-K under Item 502 ( Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers).

Please let me know how I can assist in ensuring a smooth transition.

Sincerely,

Helen V. Maridakis

Attachment:  Securities Purchase Agreement